Exhibit 2.3

Execution Version

VOTING AGREEMENT

VOTING AGREEMENT, dated as of April 2, 2018, (this “Agreement”), by and among RMG Networks Holding Corporation, a Delaware corporation (the “Company”), and each of the Persons listed on Schedule 1 hereto (each, a “Stockholder”).

RECITALS

WHEREAS, concurrently with the execution of this Agreement, the Company, SCG Digital, LLC, a Delaware limited liability company (“Parent”), SCG Digital Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and, solely for the purposes of Sections 6.19,  8.03 and 8.04, SCG Digital Financing, LLC, are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, the “Merger Agreement”), pursuant to which, among other things, Merger Sub shall merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) and as a wholly owned Subsidiary of Parent;

WHEREAS, as of the date of this Agreement, each Stockholder is the Beneficial Owner of the number of outstanding shares of Company Capital Stock set forth opposite such Stockholder’s name on Schedule 1 hereto (with respect to each Stockholder, the “Existing Shares”);

WHEREAS, as an inducement to the willingness of the Company to enter into the Merger Agreement and incur the obligations set forth therein, the Stockholders have agreed to enter into this Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, and for other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

GENERAL

1.1Defined Terms.  The following terms, as used in this Agreement, shall have the meanings set forth below. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

(a)“Beneficial Ownership” by a Person of any security means ownership by such Person who, directly or indirectly (including through such Person’s Control of another Person), has:  (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security.  The terms “Beneficially Own”, “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.  For the purpose of this Agreement, no Stockholder shall be deemed to Beneficially Own any Company Capital Stock held by the Company or its Subsidiaries in proprietary trading accounts.

(b)“Company Capital Stock” means the common stock, par value $0.0001 per share, of the Company and all capital stock or other voting securities into which the common stock may be reclassified, sub-divided, consolidated or converted and any rights and benefits arising therefrom, including any dividends or distributions of securities which may be declared in respect of the shares of common stock and entitled to vote in respect of the matters contemplated by Article II.

(c)“Control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

(d)“Covered Shares” means, with respect to a Stockholder, the Existing Shares and any shares of Company Capital Stock or other voting capital stock of the Company that the Stockholder acquires Beneficial Ownership of after the date of this Agreement and prior to the Expiration Date (as defined herein).

(e)“Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of, either voluntarily or involuntarily, or enter into any Contract or make any other arrangement or grant any option or other rights with respect to any of the foregoing.

ARTICLE II

VOTING

2.1Agreement to Vote.  From and after the date hereof until the Expiration Date, each Stockholder hereby agrees that at the Stockholder Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the stockholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the stockholders of the Company is sought, such Stockholder shall, and shall cause any holder of record of its Covered Shares to (in each case to the extent that such matters are submitted to the vote or written consent of the stockholders of the Company and the Covered Shares are entitled to vote thereon or consent thereto):

(a)appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat for purposes of calculating a quorum and respond to each request by the Company for written consent, if any;

(b)vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (i) in favor of the approval and adoption of the Merger Agreement and the Merger, and (ii) in favor of any related proposal necessary to consummate the Merger and the transactions contemplated by the Merger Agreement; and

(c)Notwithstanding anything to the contrary contained in this Section 2.1,  Section 2.2 or elsewhere in this Agreement, the obligations of any Stockholder to vote, approve, appear, consent or otherwise undertake any action whatsoever in respect of its

Covered Shares in accordance with this Agreement, shall be subject to and conditioned upon the Company’s compliance in all material respects with its obligations under this Agreement.

2.2Grant of Proxy.  Each Stockholder hereby irrevocably grants a proxy to, and appoints, the Company and any designee of the Company, and each of them individually, as his, her or its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Stockholder’s name, place and stead, solely to the extent necessary to permit the Company or such designee of the Company to vote, act by written consent or execute and deliver a proxy to vote or grant a written consent during the period commencing on the date hereof and ending on the Expiration Date with respect to all of such Stockholder’s Covered Shares in accordance with, and only in accordance with and to the extent of the matters addressed in, Section 2.1 hereof.  This proxy and power of attorney is given in connection with, and in consideration of, the execution of the Merger Agreement by the Company, and to secure the performance of the duties of such Stockholder under this Agreement.  Each Stockholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the Merger Agreement and (ii) executed and intended to be irrevocable in accordance with the provisions of the DGCL (the “DGCL”), (b) revokes any and all prior proxies granted by such Stockholder with respect to its Covered Shares and agrees that, prior to the Expiration Date, no subsequent proxy will be given by such Stockholder (and if given shall be ineffective) and (c) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done in accordance with the terms hereof.  Each Stockholder shall take such further action or execute such other instruments as may be necessary or desirable to effectuate the intent of this proxy in accordance with the relevant provisions of the DGCL or any other applicable Law.  The power of attorney granted by such Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder.  The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement in accordance with Section 5.1.  None of the Company or any Representative of any of them, shall incur any liability or obligation to any Stockholder, directly or indirectly, in connection with, or as a result of, any exercise of the proxy granted to the Company or any designee of the Company in accordance with this Agreement.

ARTICLE III

OTHER COVENANTS

3.1Prohibition on Transfers.  No Stockholder shall, nor shall such Stockholder permit his or its affiliates to, Transfer of any of the Covered Shares, Beneficial Ownership thereof or any other interest therein.  Any attempted Transfer of any Covered Shares or any interest therein shall be null and void.  This Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any Person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, such Stockholder’s successors or assigns.

3.2Additional Shares.  Each Stockholder agrees to promptly notify the Company of the number of additional shares of Company Capital Stock acquired by such Stockholder after the date hereof and prior to the Expiration Date.  Any such additional shares shall automatically become subject to the terms of this Agreement as Covered Shares as though Beneficially Owned by such Stockholder as of the date hereof.

3.3No Inconsistent Agreements.  From and after the date hereof until the Expiration Date, no Stockholder shall:  (a) enter into any Contract with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, in each case except in connection with the transactions contemplated hereby or by the Merger Agreement, (b) create or permit to exist any Lien that could (i) prevent such Stockholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, or (ii) invalidate or revoke the proxy granted, pursuant to Section 2.2 or (c) enter into any voting or similar agreement with respect to the Covered Shares, or grant any proxy, consent or power of attorney with respect to any of the Covered Shares.

3.4Waiver of Appraisal and Dissenters’ Rights.  Each Stockholder hereby waives, and agrees not to assert or perfect, and shall cause any of his, her or its affiliates who hold of record any of such Stockholder’s Covered Shares to waive and to not assert or perfect, any rights of appraisal or rights to dissent from the Merger that such Stockholder may have under Subchapter H of Chapter 10 of the DGCL by virtue of ownership of the Covered Shares.

3.5Legend.

(a)In furtherance of this Agreement, each Stockholder hereby authorizes and instructs the Company to instruct its transfer agent to enter a stop transfer order with respect to all of the Covered Shares with respect to any Transfer not permitted hereunder and, in connection therewith, to include the following legend on the share certificates for the Covered Shares, subject to the prompt termination of such stop transfer order and the removal of such legend promptly following any termination of this Agreement:  “THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN VOTING AGREEMENT, DATED AS OF APRIL __, 2018, BY AND AMONG THE COMPANY AND THE STOCKHOLDERS LISTED ON THE SIGNATURE PAGE  THEREOF.  ANY TRANSFER OF SUCH SHARES OF STOCK IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH VOTING AGREEMENT SHALL BE NULL AND VOID AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

3.6Further Assurances.  No Stockholder shall, in his, her or its capacity as a stockholder, commence or participate in any shareholder-initiated claim (derivative or otherwise) against the Company or any of their respective Affiliates or successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, and each Stockholder shall take such actions within such Stockholder’s control to opt out of any class in any class actions with respect to any such claim.  For the avoidance of doubt, the foregoing shall not restrict the right of any Stockholder to enforce its rights pursuant to this Agreement, the Bridge Loan Agreement or the Merger Agreement.

ARTICLE IV

MISCELLANEOUS

4.1Termination.  This Agreement and all obligations of the parties hereunder, shall automatically terminate on the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, or (c) consummation of the Merger (such earliest date among the dates set forth in clauses (a) through (c) of this Section 4.1, inclusive, the “Expiration Date”); provided, that (i) no such termination of this Agreement shall relieve any party from liability for any willful breach of this Agreement prior to such termination and (ii) the provisions of Article V will survive any such termination.

4.2Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

4.3Submission to Jurisdiction; Service.  Each of the parties hereto (a) irrevocably submits itself to the personal jurisdiction of any court of proper subject matter jurisdiction in the State of Delaware in the event any dispute arises out of this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and (d) waives any right to trial by jury with respect to any suit, action or proceeding directly or indirectly related to or arising out of this Agreement.  Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient.  Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action related to or arising out of this Agreement, that (x) the action in any such court is brought in an inconvenient forum, (y) the venue of such action is improper or (z) this Agreement or the subject matter hereof may not be enforced in or by such courts.

4.4Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or e-mail, or by overnight courier service to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 4.4:

(a)if to the Company:

To: RMG Networks Holding Corporation 15301 Dallas Parkway, Suite 125 Addison, Texas 75001 Attention: Facsimile:	with copies (which shall not constitute notice) to: to: DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, IL 60606 Attention: Richard Chesley, Esq. Neal Aizenstein, Esq.

richard.chesley@dlapiper.com
E-mail:	Facsimile No.: (312)251-2870 Email: richard.chesley@dlapiper.com neal.aizenstein@dlapiper.com

(b)if to any Stockholder:  to such Stockholder and its counsel at their respective addresses and facsimile numbers set forth on Schedule 1 hereto.

4.5Amendment.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by the Company and each Stockholder; provided that (i) matters that only affect the right of a particular Stockholder or Stockholders shall only require an instrument in writing signed by the Company and such Stockholder or Stockholders.

4.6Extension; Waiver.  At any time before the termination of this Agreement, the Company, on the one hand, and any of the Stockholders, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement.  Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

4.7Entire Agreement.  This Agreement, the Merger Agreement, and the documents referenced herein and therein, constitute the sole and entire agreement of the parties hereto with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

4.8No Third-Party Beneficiaries.  This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by the Company and the Stockholders and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Company and the Stockholders) any legal or equitable right, benefit or remedy of any nature whatsoever; provided that the Company shall be a third party beneficiary solely (a) to the extent set forth in Section 4.5 and Section 4.6 and (b) to enforce the obligations of the Stockholders set forth in Section 2.1.

4.9Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement.  If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable in any jurisdiction, then (a) the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the end that the Merger is consummated and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

4.10Rules of Construction.  It is the intention of the parties hereto that every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party (notwithstanding any rule of law requiring an agreement to be strictly construed against the drafting party), it being understood that the parties to this Agreement are sophisticated and have had adequate opportunity and means to retain counsel to represent their interests and to otherwise negotiate the provisions of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The section headings contained in this Agreement are inserted for convenience only and shall not be deemed to limit or otherwise affect in any way the meaning or interpretation of this Agreement.

4.11Assignment.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.  No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion. Any purported assignment in violation of the foregoing shall be void.

4.12Specific Performance.  Each party hereto hereby acknowledges and agrees that the other parties would incur irreparable harm or injury for which money damages would not be an adequate remedy if for any reason a party fails to perform any of such party’s obligations under this Agreement in accordance with their specific terms.  Accordingly, each party agrees that the other parties (and, to the extent of its rights expressly provided pursuant to Section 4.5 and Section 4.6, the Company) shall be entitled, in seeking to enforce this Agreement against any the other parties hereto, to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement by the other parties hereto and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 4.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity.  Each party hereto hereby waives any requirement for the posting of any bond or similar collateral in connection therewith and agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the enforcing party (or, to the extent of its rights expressly provided pursuant to Section 4.5 and Section 4.6, the Company) has an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity.

4.13Stockholder Capacity.  Notwithstanding anything contained in this Agreement to the contrary, the representations, warranties, covenants and agreements made herein by each Stockholder are made solely with respect to such Stockholder and the Covered Shares.  Each Stockholder is entering into this Agreement solely in its capacity as the Beneficial Owner of such Covered Shares and nothing herein shall limit or affect any actions taken by any employee, officer or director of the Company (or Subsidiary of the Company) in his or her capacity as an employee, director or officer of the Company (or Subsidiary of the Company), including participating on behalf of, and in his or her capacity as an employee, director or officer of, the Company (or Subsidiary of the Company), including with respect to any discussions or negotiations with Parent or with any third Person.  For the avoidance of doubt and notwithstanding anything to the contrary contained herein, nothing in this Agreement shall limit or restrict any Stockholder from voting in such Stockholder’s sole discretion on any matter other than the matters referred to in Section 2.1 hereof.  Nothing contained herein, and no action taken by any Stockholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

4.14Action by the Company.  No waiver, consent, extension, amendment or other action by or on behalf of the Company pursuant to or as contemplated by this Agreement shall have any effect unless such waiver, consent, extension, amendment or other action is expressly approved by the Special Committee.

4.15Fees and Expenses.  Except as may otherwise be agreed in writing by the parties hereto, all costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

4.16Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts (including by facsimile or electronic (i.e., PDF) transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties to this Agreement as of the date first written above.

COMPANY:	RMG NETWORKS HOLDING
CORPORATION

	By:	/s/ Robert Michelson
Name: Robert Michelson
Title: President and Chief Executive Officer

[Signature Page to Voting Agreement]

STOCKHOLDERS:	The Gregory H. Sachs Revocable Trust UDT Dtd. 4/24/98

	By:	/s/ Gregory H. Sachs
	Name:	Gregory Sachs
	Title:	Trustee

White Knight Capital Management LLC

By: RedLeaf Management Company, LLC, its Manager

	By:	/s/ Michelle Sibley
	Name:	Michelle Sibley
	Title:	Manager

2011 Sachs Family Trust

	By:	/s/ Gerald M. Sachs
	Name:	Gerald M. Sachs
	Title:	Trustee

[Signature Page to Voting Agreement]

SCHEDULE 1

STOCKHOLDERS

Stockholder	Existing Shares
The Gregory H. Sachs Revocable Trust UDT Dtd. 4/24/98	109,364
520 Lake Cook Road, Suite 650 Deerfield, IL 60015
White Knight Capital Management LLC	1,873,656
520 Lake Cook Road, Suite 650 Deerfield, IL 60015
2011 Sachs Family Trust	29,238
520 Lake Cook Road, Suite 650 Deerfield, IL 60015